Exhibit 99.1

REDWOOD TRUST REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood" or the "Company"), a leader in expanding access to housing for homebuyers and renters, today reported its financial results for the first quarter ended March 31, 2023.
Key Q1 2023 Financial Results and Metrics
•GAAP book value per common share was $9.40 at March 31, 2023, a 1.6% decrease from $9.55 per share at December 31, 2022
◦Economic return on book value of 0.8%(1)
•GAAP net income of $0.02 per diluted common share
•Non-GAAP Earnings Available for Distribution ("EAD") of $0.11 per basic common share(2)
•Recourse leverage ratio of 2.3x at March 31, 2023(3)
•Declared and paid a regular quarterly dividend of $0.23 per common share
Operational Business Highlights
Investment Portfolio
•Deployed $61 million of capital into new, organically-created and third-party investments
•Overall credit metrics remained stable across the portfolio, with 90 day+ delinquency rates for our combined securities and bridge loan portfolios of 2.7%, an improvement of 30 bps relative to the prior quarter
•Secured recourse leverage ratio of 1.1x at March 31, 2023(4)
Business Purpose Mortgage Banking
•Funded $438 million of business purpose loans; 60% Bridge and 40% Term
•Sold $230 million of business purpose loans to third parties
Residential Mortgage Banking
•Locked $117 million(5) and purchased $52 million of jumbo loans
•Distributed $686 million of jumbo loans through two securitizations and additional whole loans sales
•Total net jumbo loan exposure was $70 million(6) at March 31, 2023
Financing Highlights
•Unrestricted cash and cash equivalents of $404 million (representing 106% of outstanding marginable debt)(7) and unencumbered assets of $227 million at March 31, 2023
◦All unrestricted cash and cash equivalents were held in short-term treasuries, money-market funds and accounts at global money-center banks
•Successfully renewed maturing loan warehouse financing facilities with key counterparties, while extinguishing under-utilized facilities
•Established new facility to finance previously unencumbered MSR investments
•At March 31, 2023, had $3.5 billion of excess capacity across our warehouse facilities

Capital Markets Highlights
•Repurchased $33 million of Redwood's convertible debt due August 2023
•Raised $70 million of gross proceeds through a preferred equity offering in January 2023
RWT Horizons Highlights
•Completed three investments in the first quarter, including one follow-on in an existing RWT Horizons portfolio company (at a valuation above our initial investment)
•Since inception, RWT Horizons has completed 31 technology venture investments in 26 companies, with an aggregate of over $27 million of investment commitments
Q2 2023 Corporate Highlights To Date
•Repurchased $17 million of our series of convertible debt maturing in August 2023; at April 26, 2023, $127 million of this series remained outstanding
•Sold approximately $167 million of business purpose Term loans(8)

“Redwood had a productive first quarter in 2023, delivering a positive total economic return to shareholders and restoring our operating businesses to profitability while also advancing our strategic plan," said Christopher Abate, Chief Executive Officer. "In addition, we made progress in further right-sizing our operations and expense structures in response to evolving market conditions. We achieved considerable success in loan distributions, with approximately $1.0 billion in combined securitization and whole loan sale activity. As we process the significant events now occurring in the regional banking sector, we are well positioned to offer market solutions through our deep industry relationships and track record, strong balance sheet, and elevated liquidity.”

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1.Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.
2.Earnings available for distribution is a non-GAAP measure. See Non-GAAP Disclosures section that follows for additional information on this measure.
3.Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. Recourse debt excludes $9.4 billion of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excludes $61 million of goodwill and intangible assets.
4.Secured recourse leverage ratio for our Investment Portfolio is defined as secured recourse debt financing our investment portfolio assets divided by capital allocated to our investment portfolio.
5.Lock volume does not account for potential fallout from pipeline that typically occurs through the lending process.
6.Total net jumbo loan exposure represents the sum of $28 million of loans held on balance sheet and $47 million of loans identified for purchase (locked loans not yet purchased), less loans subject to forward sale commitments.
7.Non-marginable debt and marginable debt refers to whether such debt is subject to margin calls based solely on the lender’s determination, in its discretion, of the market value of underlying collateral that is non-delinquent. Non-marginable debt may be subject to a margin call due to delinquency or another credit event related to the mortgage or security being financed, a decline in the value of the underlying asset securing the collateral, an extended dwell time (i.e., period of time financed using a particular financing facility) for certain types of loans, or a change in the interest rate of a specified reference security relative to a base interest rate amount, among other reasons.
8.Sale expected to close by end of April 2023.

First Quarter 2023 Redwood Review and Supplemental Tables Available Online
A further discussion of Redwood's business and financial results is included in the first quarter 2023 Shareholder Letter and Redwood Review which are available under "Financial Info" within the Investor Relations section of the Company’s website at redwoodtrust.com/investor-relations. Additional supplemental financial tables can also be found within this section of the Company's website.
Conference Call and Webcast
Redwood will host an earnings call today, April 27, 2023, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its first quarter 2023 financial results. The number to dial in order to listen to the conference call is 1-877-423-9813 in the U.S. and Canada. International callers must dial 1-201-689-8573. A replay of the call will be available through midnight on Thursday, May 11, 2023, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #13737552.
The conference call will be webcast live in listen-only mode through the News & Events section of Redwood’s Investor Relations website at https://www.redwoodtrust.com/investor-relations/news-events/events. To listen to the webcast, please go to Redwood's website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission by Wednesday, May 10, 2023, and also make it available on Redwood’s website.
About Redwood
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly traded shares. Our aggregation, origination and investment activities have evolved to incorporate a diverse mix of residential, business purpose and multifamily assets. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. We operate our business in three segments: Residential Mortgage Banking, Business Purpose Mortgage Banking and Investment Portfolio. Additionally, through RWT Horizons, our venture investing initiative, we invest in early-stage companies strategically aligned with our business across the lending, real estate, and financial technology sectors to drive innovations across our residential and business-purpose lending platforms. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and established a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the amount of residential mortgage loans that we identified for purchase during the first quarter of 2023, expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase, residential mortgage loans subject to forward sale commitments, and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2022 under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

($ in millions, except per share data)	Three Months Ended
	3/31/2023	12/31/2022
Financial Performance
Net income (loss) per diluted common share	$0.02	$(0.40)
Net income (loss) per basic common share	$0.02	$(0.40)
EAD per basic common share (non-GAAP)	$0.11	$(0.11)

Return on Common Equity ("ROE") (annualized)	1.2%	(16.0)%
EAD Return on Common Equity ("EAD ROE") (annualized, non-GAAP)	5.1%	(4.4)%

Book Value per Common Share	$9.40	$9.55
Dividend per Common Share	$0.23	$0.23
Economic Return on Book Value (1)	0.8%	(3.9)%

Recourse Leverage Ratio (2)	2.3x	2.8x
Operating Metrics
Business Purpose Loans
Term fundings	$174	$135
Bridge fundings	264	289
Term securitized	—	—
Term sold	218	61
Bridge sold	13	31
Residential Jumbo Loans
Locks	$117	$43
Purchases	52	106
Securitized	657	—
Sold	29	131

(1)    Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.
(2)    Recourse leverage ratio is defined as recourse debt at Redwood divided by tangible stockholders' equity. As of March 31, 2023 and December 31, 2022, recourse debt excluded $9.4 billion and $8.9 billion, respectively, of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood, and tangible stockholders' equity excluded $61 million and $64 million, respectively, of goodwill and intangible assets.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22

Interest income	$179	$173	$178	$167	$189
Interest expense	(152)	(146)	(143)	(127)	(136)
Net interest income	26	27	35	40	53
Non-interest income (loss)
Residential mortgage banking activities, net	3	(14)	2	(18)	8
Business purpose mortgage banking activities, net	13	(3)	14	(12)	8
Investment fair value changes, net	—	(24)	(58)	(88)	(6)
Other income, net	5	4	4	7	6
Realized gains, net	—	3	—	—	3
Total non-interest income (loss), net	21	(33)	(37)	(111)	19
General and administrative expenses	(36)	(39)	(38)	(30)	(33)
Portfolio management costs	(4)	(3)	(2)	(2)	(2)
Loan acquisition costs	(1)	(1)	(2)	(3)	(4)
Other expenses	(4)	(4)	(4)	(3)	(4)
(Provision for) benefit from income taxes	1	9	(1)	9	2
Net income (loss)	$5	$(44)	$(50)	$(100)	$31
Dividends on preferred stock	(1)	—	—	—	—
Net income (loss) available (related) to common stockholders	$3	$(44)	$(50)	$(100)	$31

Weighted average basic common shares (thousands)	113,679	113,363	116,088	119,660	119,884
Weighted average diluted common shares (thousands) (2)	114,135	113,363	116,088	119,660	140,506
Earnings (loss) per basic common share	$0.02	$(0.40)	$(0.44)	$(0.85)	$0.25
Earnings (loss) per diluted common share	$0.02	$(0.40)	$(0.44)	$(0.85)	$0.24
Regular dividends declared per common share	$0.23	$0.23	$0.23	$0.23	$0.23

(1)Certain totals may not foot due to rounding.
(2)In the periods presented above, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding (in thousands) at March 31, 2023, December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022, were 113,864, 113,485, 113,343, 116,753, and 120,289, respectively.

Analysis of Income Statement - Changes from Fourth Quarter 2022 to First Quarter 2023
•Net interest income demonstrated stability, declining only slightly from the fourth quarter as lower net interest income from mortgage banking was mostly offset by lower corporate debt expense and higher interest income on corporate cash.
•Income from Residential Mortgage Banking activities increased from the fourth quarter due to improved execution on two securitizations completed in the first quarter. We continued to intentionally limit loan acquisition volume during the quarter, positioning ourselves from a risk perspective for more attractive entry points in the second quarter of 2023 and beyond.
•Income from Business Purpose Mortgage Banking activities increased from the fourth quarter as spreads tightened and distribution activity improved. Volumes remained steady quarter over quarter given ongoing investor demand for CoreVest’s suite of products.
•Flat investment fair value changes in the first quarter reflected credit spread stability across most of our investment classes during the quarter, an improvement from the fourth quarter of 2022. While fundamental credit performance, including delinquencies and LTVs, remained stable across our broader portfolio, negative fair value changes incurred during the quarter on our CAFL securities were primarily driven by a credit event on a single asset underlying a retained bond.
•Other income increased slightly from the prior quarter as an increase in fees and other income from Business Purpose Mortgage Banking was mostly offset by lower MSR income.
•General and administrative (G&A) expenses decreased from the fourth quarter as a result of our recent firm-wide initiatives to reduce and align personnel and non-compensation costs with the current business environment. G&A expenses for the first quarter of 2023 included approximately $1 million of severance and related transition expenses.
•Portfolio management costs increased from the fourth quarter reflecting incremental costs associated with higher average balances in our Bridge loan and HEI portfolios.
•Loan acquisition costs remained flat from the fourth quarter as loan origination and acquisition volumes in both of our mortgage banking businesses were stable quarter-over-quarter.
•Other expenses were primarily comprised of the ongoing amortization of acquisition-related intangibles.
•Our provision for income taxes in the first quarter reflected lower losses incurred at our taxable REIT subsidiary than the fourth quarter, driven primarily by improved revenue at both our mortgage banking businesses.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22

Residential loans	$5,493	$5,613	$5,753	$6,579	$7,217
Business purpose loans	5,365	5,333	5,257	5,203	4,755
Consolidated Agency multifamily loans	427	425	427	443	452
Real estate securities	243	240	259	284	359
Home equity investments (HEI)	417	403	340	276	227
Other investments	382	391	413	403	408
Cash and cash equivalents	404	259	297	371	409
Other assets	391	367	399	316	425
Total assets	$13,121	$13,031	$13,146	$13,876	$14,253

Short-term debt	$1,616	$2,030	$2,110	$1,870	$1,647
Other liabilities	187	197	208	197	325
Asset-backed securities issued	8,447	7,987	8,139	8,584	8,872
Long-term debt, net	1,733	1,733	1,534	1,966	1,964
Total liabilities	11,984	11,947	11,992	12,617	12,808

Stockholders' equity	1,138	1,084	1,154	1,258	1,445

Total liabilities and equity	$13,121	$13,031	$13,146	$13,876	$14,253

Common shares outstanding at period end (thousands)	113,864	113,485	113,343	116,753	120,289
GAAP book value per common share	$9.40	$9.55	$10.18	$10.78	$12.01

(1)Certain totals may not foot due to rounding.

Non-GAAP Disclosures

Reconciliation of GAAP Net Income (Loss) Available (Related) to Common Stockholders to non-GAAP Earnings Available for Distribution(1)(2)	Three Months Ended
($ in millions, except share and per share data)	3/31/23	12/31/22

GAAP Net income (loss) available (related) to common stockholders	$3	$(44)

Adjustments:
Investment fair value changes, net(3)	—	24
Change in economic basis of investments(4)	7	6
Realized (gains)/losses, net(5)	—	(3)
Acquisition related expenses(6)	3	3
Organizational restructuring charges(7)	1	3
Tax effect of adjustments(8)	(1)	(1)

Earnings Available for Distribution (non-GAAP)	$14	$(12)

Earnings per basic common share	$0.02	$(0.40)
EAD per basic common share (non-GAAP)	$0.11	$(0.11)

GAAP Return on Common Equity (annualized)	1%	(16)%
EAD Return on Common Equity (non-GAAP, annualized)(9)	5%	(4)%

1.Certain totals may not foot due to rounding.
2.EAD and EAD ROE are non-GAAP measures derived from GAAP Net income (loss) available (related) to common shareholders and GAAP ROE, respectively. EAD is defined as: GAAP net income (loss) available (related) to common shareholders adjusted to (i) exclude investment fair value changes, net; (ii) adjust for change in economic basis of investments; (iii) exclude realized gains and losses; (iv) exclude acquisition related expenses; (v) exclude organizational restructuring charges; and (vi) adjust for the hypothetical income taxes associated with these adjustments. EAD ROE is defined as EAD divided by average common equity. We believe EAD and EAD ROE provide supplemental information to assist management and investors in analyzing the Company’s results of operations and help facilitate comparisons to industry peers. Management also believes that EAD and EAD ROE are metrics that can supplement its analysis of the Company’s ability to pay dividends, by providing an indication of the current income generating capacity of the Company's business operations as of the quarter being presented – and when used for this type of analysis, management focuses on EAD for its most recently completed quarter and does not generally analyze quarterly EAD results against the prior-year quarter or EAD results accumulated across quarters. More generally, EAD and EAD ROE should not be utilized in isolation, nor should they be considered as an alternative to GAAP net income (loss) available (related) to common shareholders, GAAP ROE or other measurements of results of operations computed in accordance with GAAP or for federal income tax purposes.
3.Investment fair value changes, net includes all amounts within that same line item on our consolidated statements of income, which primarily represents both realized and unrealized gains and losses on our investments and associated hedges.
4.Change in economic basis of investments is an adjustment representing the difference between GAAP interest income for those investments and their estimated economic income. The economic income for our investments is calculated using their estimated economic yield, which is imputed using an investment's carrying value (generally its market value as we carry nearly all of our investments at fair value) and its forecasted future cash flows at the beginning of the quarter being presented.
5.Realized (gains)/losses, net includes all amounts within that line item on our consolidated statements of income.

6.Acquisition related expenses include ongoing amortization of intangible assets related to the Riverbend, CoreVest and 5Arches acquisitions and changes in the contingent consideration liability related to the potential earnout consideration for the acquisition of Riverbend.
7.Organizational restructuring charges for the first quarter of 2023 and the fourth quarter of 2022 represent costs associated with employee severance and related transition expenses.
8.Tax effect of adjustments represents the hypothetical income taxes associated with all adjustments used to calculate EAD.
9.EAD ROE is calculated by dividing EAD by average common equity for each respective period.

CONTACTS
Investor Relations
Kaitlyn Mauritz
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com